Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 25, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of California Daily Tax Free Income Fund, Inc. (the “Fund”), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 15, 2013